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BLUE VALLEY BAN CORP                                     NEWS RELEASE
11935 Riley
Overland Park, Kansas  66225-6128            CONTACT:    Mark A. Fortino
                                                         Chief Financial Officer
                                                         (913) 338-1000



For Immediate Release Wednesday, January 17, 2007

      BLUE VALLEY BAN CORP REPORTS ANNUAL AND FOURTH QUARTER 2006 EARNINGS

Overland Park, Kansas, January 17, 2007 -- Blue Valley Ban Corp (OTCBB: BVBC) ("the Company") today announced net income of $6.9 million or fully-diluted earnings per share of $2.88 per share for the year ended December 31, 2006, compared to net income of $4.6 million or $1.91 per share for the same period in 2005. Net income for the fourth quarter of 2006 was $2.1 million, or fully-diluted earnings per share of $0.83, compared to $1.4 million, or $0.57 per share for the same period in 2005.

"2006 was a very good year for Blue Valley Ban Corp. Driven by a strong increase in our net interest margin, our net income in 2006 increased 52% over 2005. We expect 2007 to be another year of opportunities for our Company as we establish our presence in Lenexa, work towards additional loan and deposit growth, and continue to focus on operating efficiently to improve our overall financial performance" said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

During December 2006, the Company's Board of Directors declared a $0.30 per share cash dividend on the Company's common stock. The dividend will be paid on January 29, 2007 to shareholders of record as of December 29, 2006.

OPERATING RESULTS

For the twelve-month period ending December 31, 2006, net interest income increased 24.4% to $27.9 million compared to $22.4 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on average earning assets. Noninterest income decreased 21.4% to $8.9 million during this period from $11.3 million in the prior year. The principal factor driving the decrease in non-interest income was lower mortgage origination volume. Noninterest expense decreased 6.7% to $24.4 million compared to $26.1 million in the prior year period. The decrease relates primarily to lower compensation costs associated with the mortgage division.

For the fourth quarter of 2006, net interest income increased 13.4% to $7.2 million compared to $6.3 million for the same period in the prior year, primarily due to expansion of our net interest margin resulting from a higher yield on average earning assets. Noninterest income decreased to $2.3 million during this period from $2.5 million in the prior year, a decrease of 6.1% due primarily to lower mortgage origination volume. Noninterest expense decreased 7.0% to $6.1 million compared to $6.6 million in the prior year period. This decrease in noninterest expense relates primarily to lower compensation costs associated with the mortgage division.

Total assets, loans and deposits at December 31, 2006 were $692.2 million, $528.5 million and $535.9 million, respectively, compared to $689.6 million, $503.1 million and $529.3 million one year earlier, respectively, increases of 0.4%, 5.0% and 1.2%, respectively.

ABOUT BLUE VALLEY BAN CORP

Blue Valley Ban Corp is a bank holding company that, through its subsidiaries, provides banking services to closely-held business, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

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This release contains forward-looking statements within the meaning of Section
21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company's market areas; legislative or regulatory changes; adverse developments in the Company's loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements


                              BLUE VALLEY BAN CORP
                               FOURTH QUARTER 2006
                              FINANCIAL HIGHLIGHTS
                (all dollars in thousands, except per share data)
                                  (unaudited)

Twelve Months Ended December 31                    2006                2005
-------------------------------                  --------            --------
Net interest income                              $ 27,870            $ 22,396
Provision for loan losses                           1,255                 230
Non-interest income                                 8,881              11,301
Non-interest expense                               24,374              26,134
Net income                                          6,923               4,569
Net income per share - Basic                         2.93                1.95
Net income per share - Diluted                       2.88                1.91
Common stock dividend per share                      0.30                0.25
Return on average assets                             1.00%               0.66%
Return on average equity                            13.81%              10.44%

Three Months Ended December 31
------------------------------
Net interest income                              $  7,167            $  6,322
Provision for loan losses                              50                  75
Non-interest income                                 2,346               2,498
Non-interest expense                                6,094               6,551
Net Income                                          2,099               1,375
Net income per share - Basic                         0.84                0.58
Net income per share - Diluted                       0.83                0.57
Return on average assets                             1.20%               0.78%
Return on average equity                            15.53%              11.92%

At December 31
--------------
Assets                                           $692,219            $689,589
Loans                                             528,515             503,143
Deposits                                          535,864             529,341
Stockholders' Equity                               53,820              46,255